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                                  Exhibit 23.1







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                              ACCOUNTANTS' CONSENT



The Board of Directors
First American Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of First American Corporation of our report dated January 20, 1995, relating to the consolidated balance sheets of First American Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K for First American Corporation.

Our report dated January 20, 1995 contains an explanatory paragraph that refers to changes in accounting principles related to the adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes; No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; No. 112 Employers' Accounting for Postemployment Benefits; and No. 115, Accounting for Certain Investments in Debt and Equity Securities.


                                                      /s/

                                                 KPMG Peat Marwick LLP



Nashville, Tennessee
November 8, 1995